GOLDFARB, LEVY, ERAN & CO.
                                   Law Offices

Eliahu House
2 lbn Gvirol Street
Tel Aviv 64077, Israel
Telephone (972-3) 608-9999
Fax (972-3) 608-9909
E-mail: gle@glelaw.com
   --------------
Website: www.glelaw.com

                                                        February ___, 2004
Metalink Ltd.
Yakum Business Park
Yakum 60972, Israel

Ladies and Gentlemen:

         We refer to the registration statement on Form S-8, (the "Registration Statement"), to be filed by Metalink Ltd., an Israeli company (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 550,000 of the Company's Ordinary Shares, nominal value NIS 0.10 each (the "Shares") to be issued upon the exercise of share options granted under the Company's 2003 Share Option Plan (the "2003 Plan") and 120,000 Shares to be issued upon the exercise of share options granted under the Company's 2003 International Employee Stock Option Plan (the "2003 International Plan").

         We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

         As Israeli counsel to the Company, we have examined the corporate records and documents of the Company as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the 2003 Plan or the 2003 International Plan, as applicable, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the section entitled "Legal Matters." This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                Very truly yours,


                           Goldfarb, Levy, Eran & Co.



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